Exhibit 99.1

Boston Therapeutics Completes
 Private Offering

Total Proceeds Raised $508,000

Manchester, NH (June 21, 2011) – Boston Therapeutics, Inc., a public company registered with the SEC and developer of therapeutics and dietary supplements that target diabetes and pre-diabetes today announced that it closed a private placement yielding gross proceeds to the Company of $508,000. Boston Therapeutics sold 2,032,000 shares of its common stock at a purchase price of $0.25 per share. Boston Therapeutics, Inc. intends to use the proceeds from its offering primarily for working capital, clinical trials and general administration.

About Boston Therapeutics, Inc.

Boston Therapeutics is an innovator in the field of glyco-pathology, a specialized field involving understanding the importance of carbohydrates in biochemistry and progression of diseases.

Initially the product pipeline is focused on developing and commercializing two products for diabetes: IPOXYN™, an anti-hypoxia drug and SUGARDOWN™, a complex carbohydrate-based dietary supplement. Boston Therapeutics is a fully reporting public company, registered with the SEC and is not currently traded on any exchange. The Company is headquartered in Manchester, NH. Additional information is available at www.bostonti.com

About SUGARDOWN™

SugarDown™, a novel dietary supplement, is a user-ready chewable tablet eaten before meals that moderates the body’s absorption of glucose released during digestion. SUGARDOWN™ provides benefit to people in managing their glycemic health.

About IPOXYN™

Ipoxyn™ is our first Carbohydrate Shielded Protein (CSP™) and is a glycoprotein drug candidate formulated to function as a universal carrier of oxygen. It was specifically developed for Lower Limb Ischemia associated with diabetes. Ipoxyn™ is a second-generation Hemoglobin Based Oxygen Carrier (HBOC) and is not a biologic, but a New Chemical Entity (NCE) as defined by the FDA. This designation is important going forward as we seek FDA approvals for our oxygen carriers.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements.

More information about those risks and uncertainties is contained and discussed in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

SUGARDOWN™ is a registered trademark of Boston Therapeutics, Inc.
IPOXYN™ is a registered trademark of Boston Therapeutics, Inc.

This press release does not constitute an offer of any securities for sale. The securities to be sold pursuant to the Securities Purchase Agreement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Investor Contact: Boston Therapeutics, Inc. Ken Tassey: 1.978.886.0421; ken.tassey@bostonti.com